SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 27, 2006

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924

(Commission File Number)

95-2078752

(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

(Former name, former address and

former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 27, 2006, the Registrant's indirect wholly owned subsidiary, The Pacific Lumber Company ("Palco"), and Palco's subsidiary, Britt Lumber Co., Inc. ("Britt," and together with Palco, the "Borrowers"), and certain of their affiliates entered into (a) the Eighth Amendment to Revolving Credit Agreement, a copy of which is attached hereto as Exhibit 10.1, and (b) the Eighth Amendment to Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.2 (collectively the "Amendments"). Palco has previously been provided an aggregate of $21.0 million in loans by its parent, MAXXAM Group Inc. ("MGI"). The Amendments, among other things, enable Palco to borrow up to an additional $5.0 million from MGI. It is anticipated that the proceeds of such loans will be used for working capital purposes.

The Amendments also state that an event of default exists under the Revolving Credit Agreement and the Term Loan Agreement due to a breach of a Revolving Credit Agreement EBITDA covenant for several periods. The Borrowers are pursuing discussions with the lenders under the two facilities in order to revise the covenant and resolve the default. While the Company believes that the situation can be satisfactorily resolved, there can be no assurance that this will be the case.

Item 9.01	Financial Statements and Exhibits.

c) Exhibits

Exhibit Number	Description
10.1	Eighth Amendment to Revolving Credit Agreement, dated April 27, 2006, among Palco, Britt, The CIT Group/Business Credit, Inc.
10.2	Eighth Amendment to Term Loan Agreement, dated April 27, 2006, among Palco, Britt, Credit Suisse First Boston and other parties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.

Date: May 1, 2006                                                          By:/s/ Bernard L. Birkel

Name:	Bernard L. Birkel
Title:	Secretary & Senior Assistant General Counsel

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